Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(703) 258-7556

WATSON WYATT COMPLETES ACQUISITION OF WATSON WYATT LLP

Combination Strengthens Firm’s Global Leadership Position

ARLINGTON, VA, August 1, 2005 — Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital and financial management consulting firm, today announced the completion of the acquisition of assets and assumption of liabilities of European-based Watson Wyatt LLP, its long-time alliance partner.

 “Today, Watson Wyatt Worldwide takes an important step forward in serving the global needs of our clients,” said John Haley, president and chief executive officer. “The combination opens up new opportunities for growth across geographies and service lines and is expected to increase our long-term profitability and stockholder value.”

The combined organization will be a global leader in human capital and financial management consulting services, with over $1.1 billion in revenues and 32 countries worldwide.

The company will address the impact of the acquisition on fiscal 2006 guidance in the fourth quarter earnings release and conference call scheduled for August 16, 2005.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to our ability to integrate the business of Watson Wyatt LLP into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs after the acquisition; our ability to maintain client relationships and to attract new clients after the acquisition; declines in demand for our services; outcomes of litigation; the ability of the Company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and Internet/intranet development firms; our ability to achieve cost reductions after the acquisition; foreign currency exchange and interest rate fluctuations; exposure to Watson Wyatt LLP liabilities that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients after the acquisition; the level of capital resources required for future acquisitions; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K dated August 17, 2004, and the proxy statement/prospectus filed on June 23, 2005, both of which are on file with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt

Watson Wyatt is a leading global human capital and financial management consulting firm.  The firm specializes in employee benefits, human capital strategies, technology solutions, and insurance and financial services with more than 5,800 associates in 32 countries.